Exhibit 99.1

TREE.COM REPORTS SECOND QUARTER 2010 RESULTS

CHARLOTTE, N.C., July 29, 2010 — Tree.com, Inc. (NASDAQ: TREE) today announced second quarter 2010 Adjusted EBITDA of $3.4 million, an improvement of $2.6 million over the prior quarter and a $4.8 million decrease from the second quarter 2009.  Tree’s second quarter 2010 revenue was $45.8 million, down from $48.0 million in the first quarter 2010.  Tree reported a GAAP loss of $0.07 per share on a net loss of $0.8 million, an improvement over the $0.56 GAAP loss per share in the prior quarter on a net loss of $6.1 million.

Doug Lebda, Chairman and CEO of Tree.com stated, “Overall, I am pleased with our performance in the second quarter.  Both the Exchanges and the LendingTree Loans segments each reported another quarter of positive Adjusted EBITDA.  In addition, our real estate segment was virtually breakeven after posting Adjusted EBITDA losses in the last two quarters.  While clearly our results in Q2 were strong, we expect the second half of 2010 will be more challenging as we face the likelihood of rising interest rates in the latter part of the year.”

Tree.com SVP Tamara Kotronis added, “We continue to focus on disciplined spending throughout the enterprise, and this along with the unanticipated drop in interest rates contributed to our solid results.  Given the impact of an anticipated increase in interest rates by late 2010, coupled with a normal seasonal downturn in Q4, we expect our Adjusted EBITDA to be between breakeven and $4.0 million in the second half of 2010.”

Tree.com Summary Financial Results
$s in millions (except per share amounts)

			Q/Q			Y/Y
	Q2 2010	Q1 2010	% Change		Q2 2009	% Change
Revenue	$45.8	$48.0	(5%)		$61.0	(25%)

Cost of Revenue *	$13.2	$14.0	(6%)		$21.3	(38%)

Operating Expenses*	$29.2	$33.2	(12%)		$31.4	(7%)

Adjusted EBITDA **	$3.4	$0.8	309%		$8.2	(58%)
EBITDA **	$2.0	$(2.9)	NM		$4.3	(53%)

Restructuring	$0.4	$2.6	(83%	)	$(1.1)	NM

Net Income/(Loss)	$(0.8)	$(6.1)	87%		$0.7	NM

Net Income/(Loss) Per Share	$(0.07)	$(0.56)	88%		$0.07	NM
Diluted Net Income/(Loss) Per Share	$(0.07)	$(0.56)	88%		$0.07	NM

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Net Income/Loss.

Information Regarding Q2 Results

•                  Second quarter 2010 revenue was down 5% quarter-over-quarter and down 25% year-over-year.  The primary contributor to the revenue decline quarter-over-quarter was a decline in the Exchanges, due to fewer loan inquiries being matched to lenders.  The Real Estate segment, however, grew revenue quarter-over-quarter with stabilizing home values and an expected seasonal lift in the number of closed transactions.  The year-over-year decrease in revenue is due to fewer matched leads and loan transactions in the LendingTree Loans and Exchanges segments, when compared to the unprecedented refinance activity of second quarter 2009.

•                  Despite lower revenue quarter-over-quarter, second quarter 2010 Adjusted EBITDA improved $2.6 million, with the LendingTree Loans, Real Estate, and Corporate segments each contributing to the quarter-over-quarter improvement.  Overall, marketing spend was $3.1 million lower quarter-over-quarter, primarily on the Exchanges as well as lower loan origination cost at LendingTree Loans.  Adjusted EBITDA decreased $4.8 million year-over-year, reflecting both lower revenue and the return to normalized levels of advertising spend in second quarter 2010 compared to the prior year, when we significantly curtailed marketing spend and achieved higher revenue because of a market driven surge in refinance activity.

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results
$s in millions

			Q/Q		Y/Y
	Q2 2010	Q1 2010	% Change	Q2 2009	% Change
Revenue - Direct Lending
Origination and Sale of Loans	$24.0	$23.4	3%	$34.4	(30%)
Other	$2.6	$2.3	10%	$1.9	33%
Total Revenue - Direct Lending	$26.6	$25.7	4%	$36.3	(26%)

Cost of Revenue *	$9.3	$10.2	(8%)	$14.0	(33%)

Operating Expenses*	$12.7	$12.7	(1%)	$10.1	25%

Adjusted EBITDA **	$4.6	$2.8	67%	$12.2	(62%)
EBITDA **	$4.5	$2.6	73%	$13.2	(66%)

Operating Income(Loss)	$4.1	$2.1	92%	$12.4	(67%)

Metrics - Direct Lending
Purchased loan requests (000s)	67.1	59.2	13%	66.5	1%
Closed - units (000s)	2.8	2.7	4%	4.0	(30%)
Closed - units (dollars)	$610.4	$608.5	0%	$898.0	(32%)

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

LendingTree Loans

Second quarter 2010 revenue increased 4% quarter-over-quarter on slightly higher closed units.  Second quarter revenue decreased 26% from the same period last year on 30% fewer closed units.  This year-over-year decline was expected as the second quarter of 2009 was highlighted by extraordinary levels of refinance loan activity that was not anticipated to repeat in 2010.

Operating expenses were virtually flat quarter-over-quarter and $2.7 million higher year-over-year largely driven by increased marketing spend.  The increase in marketing over second quarter 2009 is the result of greater lead volume and a higher transfer price for leads purchased from the Exchanges.  The increase in Purchased Loan Requests, both quarter-over-quarter and year-over-year, was the result of a greater portion of Exchanges volume being sent to LendingTree Loans.  Also contributing to this increase was a late-quarter spike in refinance volume as interest rates continued to decline to record lows as seen in the rate chart above.

EXCHANGES SEGMENT

Exchanges Segment Results
$s in millions

			Q/Q		Y/Y
	Q2 2010	Q1 2010	% Change	Q2 2009	% Change
Revenue - Exchanges
Match Fees	$11.7	$14.2	(18%)	$9.9	18%
Closed Loan Fees	$2.0	$3.3	(39%)	$6.4	(69%)
Inter-segment Revenue	$7.5	$7.7	(3%)	$3.7	102%
Other	$0.7	$0.9	(16%)	$0.6	26%
Total Revenue - Exchanges	$21.9	$26.1	(16%)	$20.6	6%

Cost of Revenue *	$0.9	$1.1	(16%)	$2.0	(53%)

Operating Expenses*	$18.0	$21.3	(15%)	$15.3	17%

Adjusted EBITDA **	$3.0	$3.7	(19%)	$3.3	(8%)
EBITDA **	$2.8	$3.2	(14%)	$2.7	4%
Operating Income(Loss)	$2.0	$2.6	(24%)	$2.4	(16%)

Metrics - Exchanges
Matched requests (000s)	271.1	337.1	(20%)	333.2	(19%)
Closing - units (000s)	8.4	9.1	(8%)	13.6	(38%)
Closing - units (dollars)	1,481.2	1,663.4	(11%)	2,750.5	(46%)

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Net Income/Loss.

Exchanges

Exchanges revenue in second quarter 2010 declined 16% quarter-over-quarter and increased 6% year-over-year.  Match fee revenue declined 18% quarter-over-quarter but grew 18% year-over-year.  The quarter-over-quarter decline is largely due to fewer matched loan requests on the lending exchanges.  While there was a spike in consumer demand late in the second quarter, driven by reductions in interest rates, those same low rates caused lower lender demand for leads.  The Exchanges also saw quarter-over-quarter reductions in matched consumer requests in our non-mortgage verticals.   This decline is partially due to a reduction in marketing spend on our Home Services vertical and fewer transmitted leads in the Education vertical.  The quarter-over-quarter decline in Education transmits was due to in part to normal seasonality and increased competition in the marketplace; however, we expect this volume to grow as we test new avenues for lead volume.

The year-over-year increase in match fees reflect pricing action taken in late 2009, which increased the emphasis on match revenue by increasing match fees and decreasing the average closed loan fee paid by lenders.  Consequently, both the quarter-over-quarter and year-over-year decline in closed loan revenue is due primarily to the same pricing action.  Despite lower revenue quarter-over-quarter, our non-mortgage verticals continue to be an important part of the company’s diversification strategy.  For the second consecutive quarter, non-mortgage consumer services such as Education, Auto and Home Services accounted for more than 50% of our total matched consumer requests.  Inter-segment revenue increased significantly year-over-year reflecting higher volume sold and a higher transfer price (cost plus margin) charged to LendingTree Loans.

Operating expenses decreased $3.3 million quarter-over-quarter and increased $2.7 million year-over-year.  The quarter-over-quarter decrease is primarily the result of lower marketing expense on both the lending exchanges and the non-mortgage verticals.  On a year-over-year basis, the higher operating expense reflects higher marketing spend when compared to the very low levels in second quarter 2009 as a result of the market-driven surge in refinance activity.  Also year-over-year, the latest quarter reflects operating expenses in the new non-mortgage verticals that did not exist in second quarter 2009.

REAL ESTATE SEGMENT

Real Estate Segment Results
$s in millions

			Q/Q		Y/Y
	Q2 2010	Q1 2010	% Change	Q2 2009	% Change
Total Revenue - Real Estate	$4.7	$3.9	21%	$7.8	(40%)

Cost of Revenue *	$2.8	$2.5	13%	$4.8	(42%)

Operating Expenses*	$1.9	$2.3	(17%)	$3.7	(47%)

Adjusted EBITDA **	$0.0	$(0.9)	98%	$(0.7)	98%
EBITDA **	$(0.4)	$(1.0)	56%	$(4.6)	91%
Operating Income(Loss)	$(1.3)	$(1.9)	30%	$(6.0)	78%

Metrics - Real Estate
Closing - units (000s)	1.0	0.8	23%	1.5	(32%)
Closing - units (dollars)	$200.0	$164.6	22%	$332.4	(40%)
Agents - RealEstate.com, REALTORS®	804	910	(12%)	1,365	(41%)
Markets - RealEstate.com, REALTORS®	20	20	0%	20	0%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Net Income/Loss.

Real Estate

Second quarter 2010 Real Estate revenue increased $0.8 million, or 21%, quarter-over-quarter on 23% more closed units.  This is a reflection of an anticipated seasonal increase in the number of closed transactions, and is a welcome change to what had been several quarters of decline in both closed units and average home prices.  Despite the second quarter uptick, Real Estate revenue was down $3.1 million, or 40%, year-over-year, primarily due to continued declines in the number of total real estate transactions, down 32% year-over-year, and lower average home prices, down 11% year-over-year.  Additionally, second quarter 2010 ended with 12% fewer agents quarter-over-quarter and 41% fewer agents year-over-year.  Recruiting and retaining quality agents is a priority. This reduction in gross agent count is primarily due to field managers’ focus on retaining agents best able to take advantage of our warm transferred internet leads, online lead management, training, and transaction systems.

Adjusted EBITDA improved $0.9 million quarter-over-quarter and $0.7 million year-over-year.  The quarter-over-quarter improvement was driven by the higher revenue in the period.  The primary driver of the year-over-year improvement in Adjusted EBITDA, despite lower revenue, is lower operating expense which decreased $1.7 million year-over-year.  The reductions in operating expense were across marketing, as well as general and administrative, reflecting prior cost cutting initiatives.

CORPORATE

Unallocated Corporate Costs and Eliminations
$s in millions

			Q/Q		Y/Y
	Q2 2010	Q1 2010	% Change	Q2 2009	% Change
Inter-segment Revenue - elimination	$(7.5)	$(7.7)	3%	$(3.7)	(102%)

Cost of Revenue *	$0.1	$0.3	(63%)	$0.5	(76%)

Inter-segment Marketing - elimination	$(7.4)	$(7.6)	3%	$(3.7)	(101%)

Operating Expenses*	$4.0	$4.3	(7%)	$6.1	34%

Adjusted EBITDA **	$(4.2)	$(4.7)	11%	$(6.6)	37%
EBITDA **	$(4.9)	$(7.8)	37%	$(7.0)	31%

Restructuring	$0.1	$2.5	(95%)	$—	NM

Operating Income(Loss)	$(5.2)	$(8.2)	36%	$(7.5)	31%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Net Income/Loss.

Corporate

The eliminations both in revenue and in marketing principally represent the elimination of inter-segment transfer pricing charged from Exchanges to LendingTree Loans for leads.  Operating expenses decreased $0.3 million quarter-over-quarter and decreased $2.1 million year-over-year.  The quarter-over-quarter decrease was largely due to lower employee costs and lower professional fees in the quarter.  The year-over-year decreases in operating expense were primarily driven by lower employee costs reflecting prior cost-cutting initiatives.

Liquidity and Capital Resources

As of June 30, 2010, Tree.com had $62.9 million in unrestricted cash and cash equivalents, compared to $73.1 million as of March 31, 2010.  During the second quarter under the previously announced $10 million share repurchase program which began in February, the Company repurchased 408,568 shares at an average price of $6.86 in open market transactions.  Through June 30, 2010, the Company has repurchased a total of 487,358 shares at an average price of $7.12 and has approximately $6.5 million of repurchase authorization remaining.

As of June 30, 2010, LendingTree Loans had two committed lines of credit totaling $125 million of borrowing capacity.  Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The loans held for sale and warehouse lines of credit balances as of June 30, 2010, were $111.9 million and $91.1 million, respectively.  Per our recent filings, LendingTree Loans renewed its warehouse line agreement with Bank of America, with a term running through June 29, 2011.  As part of the renewal, the tangible net worth requirement was reduced from $44 million to $25 million. Additionally, on July 22, 2010, LendingTree Loans amended the existing warehouse line agreement with JPMorgan Chase Bank, NA, to lower the tangible net worth requirement to $25 million.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing the Company’s second quarter financial results on Thursday, July 29, 2010 at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business.  The live audio cast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$26,649	$36,257	$52,387	$70,629
Exchanges and other	14,435	16,923	32,809	34,052
Real Estate	4,713	7,793	8,612	13,552
Total revenue	45,797	60,973	93,808	118,233
Cost of revenue
LendingTree Loans	9,348	14,003	19,502	25,859
Exchanges and other	1,057	2,531	2,509	4,998
Real Estate	2,783	4,792	5,238	8,656
Total cost of revenue (exclusive of depreciation shown separately below)	13,188	21,326	27,249	39,513
Gross margin	32,609	39,647	66,559	78,720
Operating expenses
Selling and marketing expense	17,059	13,892	37,205	27,714
General and administrative expense	12,526	17,115	25,228	33,414
Product development	585	1,561	1,951	3,169
Litigation settlements and contingencies	26	(3)	42	392
Restructuring expense	432	(1,078)	3,042	(236)
Amortization of intangibles	943	1,318	1,886	2,581
Depreciation	1,507	1,687	3,016	3,351
Asset impairments	—	3,903	—	3,903
Total operating expenses	33,078	38,395	72,370	74,288
Operating (loss) income	(469)	1,252	(5,811)	4,432
Other income (expense)
Interest income	—	27	7	75
Interest expense	(167)	(151)	(333)	(302)
Total other (expense), net	(167)	(124)	(326)	(227)
(Loss) income before income taxes	(636)	1,128	(6,137)	4,205
Income tax provision	(163)	(386)	(808)	(303)
Net (loss) income	$(799)	$742	$(6,945)	$3,902
Weighted average common shares outstanding	11,240	10,706	11,039	10,194
Weighted average diluted shares outstanding	11,240	11,034	11,039	10,354
Net (loss) income per share available to common shareholders
Basic	$(0.07)	$0.07	$(0.63)	$0.38
Diluted	$(0.07)	$0.07	$(0.63)	$0.38

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$62,877	$86,093
Restricted cash and cash equivalents	10,202	12,019
Accounts receivable, net of allowance of $528 and $518, respectively	7,073	6,835
Loans held for sale ($110,427 and $92,236 measured at fair value, respectively)	111,910	93,596
Prepaid and other current assets	14,117	10,758
Total current assets	206,179	209,301
Property and equipment, net	12,721	12,257
Goodwill	12,152	12,152
Intangible assets, net	55,740	57,626
Other non-current assets	654	496
Total assets	287,446	$291,832
LIABILITIES:
Warehouse lines of credit	$91,067	$78,481
Accounts payable, trade	8,534	5,905
Deferred revenue	1,714	1,731
Deferred income taxes	2,033	2,211
Accrued expenses and other current liabilities	38,852	54,694
Total current liabilities	142,200	143,022
Income taxes payable	561	510
Other long-term liabilities	16,254	12,010
Deferred income taxes	16,216	15,380
Total liabilities	175,231	170,922

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 11,321,775 and 10,904,330 shares, respectively, and outstanding 10,834,417 and 10,904,330 shares, respectively	113	109
Additional paid-in capital	903,495	901,818
Accumulated deficit	(787,962)	(781,017)
Treasury stock 487,358 and -0- shares, respectively	(3,431)	—
Total shareholders’ equity	112,215	120,910
Total liabilities and shareholders’ equity	$287,446	$291,832

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(6,945)	$3,902
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss on disposal of fixed assets	9	949
Amortization of intangibles	1,886	2,581
Depreciation	3,016	3,351
Intangible impairment	—	3,903
Non-cash compensation expense	2,062	1,993
Non-cash restructuring expense	181	161
Deferred income taxes	658	—
Gain on origination and sale of loans	(47,441)	(67,206)
Loss on impaired loans not sold	—	290
Loss on sale of real estate acquired in satisfaction of loans	377	77
Bad debt expense	92	243
Changes in current assets and liabilities:
Accounts receivable	(331)	864
Origination of loans	(1,218,901)	(1,612,556)
Proceeds from sales of loans	1,252,103	1,658,128
Principal payments received on loans	530	627
Payments to investors for loan repurchases and early payoff obligations	(4,685)	(4,141)
Prepaid and other current assets	82	(623)
Accounts payable and other current liabilities	(17,276)	(1,888)
Income taxes payable	84	123
Deferred revenue	(134)	236
Other, net	4,360	1,003
Net cash used in operating activities	(30,273)	(7,983)
Cash flows from investing activities:
Acquisitions	—	(1,000)
Capital expenditures	(3,534)	(1,404)
Other, net	1,667	581
Net cash used in investing activities	(1,867)	(1,823)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	950,007	1,402,823
Repayments of warehouse lines of credit	(937,421)	(1,385,887)
Issuance of common stock, net of withholding taxes	(381)	3,807
Purchase of treasury stock	(3,431)	—
Increase in restricted cash	150	(875)
Net cash provided by financing activities	8,924	19,868
Net (decrease) increase in cash and cash equivalents	(23,216)	10,062
Cash and cash equivalents at beginning of period	86,093	73,643
Cash and cash equivalents at end of period	$62,877	$83,705

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS — BY SEGMENT

(Unaudited)

	For the Three Months Ended June 30, 2010:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
	(In thousands)
Revenue	$26,649	$21,906	$4,713	$(7,471)	$45,797
Cost of revenue (exclusive of depreciation shown separately below)	9,348	941	2,783	116	13,188
Gross margin	17,301	20,965	1,930	(7,587)	32,609
Operating expenses:
Selling and marketing expense	7,974	16,116	394	(7,425)	17,059
General and administrative expense	4,916	1,471	1,557	4,582	12,526
Product development	(132)	674	34	9	585
Litigation loss contingencies and settlements	25	—	—	1	26
Restructuring expense	—	(58)	364	126	432
Amortization of intangibles	—	295	635	13	943
Depreciation	425	495	293	294	1,507
Total operating expenses	13,208	18,993	3,277	(2,400)	33,078
Operating income (loss)	4,093	1,972	(1,347)	(5,187)	(469)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	295	635	13	943
Depreciation	425	495	293	294	1,507
EBITDA	4,518	2,762	(419)	(4,880)	1,981
Restructuring expense	—	(58)	364	126	432
Loss on disposal of assets	—	—	5	—	5
Non-cash compensation	74	297	35	562	968
Litigation loss contingencies and settlements	25	—	—	1	26
Adjusted EBITDA	$4,617	$3,001	$(15)	$(4,191)	$3,412
Reconciliation to net loss in total:
Operating loss per above					$(469)
Other expense, net					(167)
Loss before income taxes					(636)
Income tax provision					(163)
Net loss					$(799)

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com’s Non-GAAP Measures

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation loss contingencies and settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Other

REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009, our Quarterly Report on Form 10-Q for the period ended March 31, 2010, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com